Exhibit 10.1

4th November, 2020

Re: Employment Offer – Chief Financial Officer

Dear Ryan,

Interlink Electronics, Inc. is pleased to extend you this offer of employment for the exempt position of Chief Financial Officer, with such appointment to take effect on the day immediately following the filing by the Corporation of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022. Prior to assuming the title and responsibilities of Chief Financial Officer, you will join the company as an employee on 11/9/2020. You understand that you shall be an "at-will" employee and that you have not been offered employment for any specific term.

Should you accept our offer, your starting base salary will be $180,000, with the ability to earn an annual bonus of up to twenty five percent (25%) of your base salary. Up to fifty percent (50%) will be based on individual yearly performance targets. The balance will be at the discretion of the CEO and board of directors. Your salary, less all standard deductions, shall be paid via direct deposit on the 15th and last business day of each month.

•	Your title at Interlink Electronics, Inc. will be Chief Financial Officer.

•	Your primary responsibilities are to manage the Global Financial Team and Reporting Requirements.

•	Your position will report to Steven N. Bronson, CEO and/or designee.

•	You will be based in Irvine/Orange County.

•	Your starting salary will be $180,000 annually and an annual bonus.

•	Your annual paid time off will be twenty days, accrued monthly.

On the first day of the month following the month of employment, you will be eligible for certain benefits available to Interlink employees. Those benefits include:

1.	Medical Benefits: BlueShield of California HMO or PPO Plan Options

2.	Dental: Guardian DHMO or PPO Options

3.	Vision: Guardian Vision VSP Network Signature Plan

4.	Life and AD&D: Sun Life Financial

5.	Interlink pays 100% for the employee's and family's coverage (eligible spouse and children) for health, vision, and dental.

After three months of service, you will be eligible for participation in the Company-sponsored 401(k) retirement plan. Through automatic payroll deduction, you may contribute between 1% and 60% of your eligible pay on a pretax basis, up to the annual IRS dollar limits. You may change your deferral percentage as applicable on the first day of each month. Interlink will make matching contributions in an amount equal to 50% of your deferral contributions, not to exceed $500. All contributions, including the Company match, are vested immediately.

1 Jenner, Suite #200, Irvine, CA 92618

Phone: 805-484 8855 s FAX: 805-530 5598

Our offer to you is contingent upon execution of our Proprietary Information and Non- Disclosure Agreement and all other required tax and employment forms.

If you agree to the above terms, please sign and return this letter to the undersigned. By signing this offer letter, you represent that you have no restrictions from a previous employer that would prohibit you from accepting a position with Interlink Electronics, Inc. We look forward to hearing from you shortly and having you join us. In the meantime, if you have any questions about this offer or Interlink Electronics, Inc., please feel free to contact the undersigned at your earliest convenience.

Sincerely,

Steven N. Bronson,
CEO of Interlink Electronics, Inc.

/s/ Steven N. Bronson	Date:	11-4-20

Agreed to and Accepted by Ryan Hoffman

/s/ Ryan Hoffman	Date:	5 Nov 2020

1 Jenner, Suite #200, Irvine, CA 92618

Phone: 805-484 8855 s FAX: 805-530 5598